Exhibit 99

Seneca Foods Corporation
June 11, 2009                                   FOR IMMEDIATE RELEASE
                            Contact: Roland E. Breunig, CFO
                                             (608-757-6000)

PRESS RELEASE

Seneca Foods reports sales up 18.5% and net earnings up 134% for year ended March 31, 2009

Record sales of $1.28 billion driven by strong private label demand

Seneca Foods Corporation (SENEA, SENEB) is pleased to report that net sales increased from last year by $200.0 million, or 18.5%, to $1,280.7 million.  The increase in sales is attributable to increased selling prices/improved sales mix of $160.3 million and increased sales volume of $39.7 million.  Net earnings increased to $18.8 million, or $1.53 per diluted share, compared to $8.0 million or $0.65 per diluted share in the prior year.  Excluding a non-cash after-tax LIFO charge of $37.9 million and $18.3 million, net earnings per diluted share were $4.62 and $2.15 during the years ended March 31, 2009 and 2008, respectively.

For the quarter ended March 31, 2009, sales increased 21.0% to $285.2 million compared to last year.  Selling prices/improved sales mix represented $35.7 million of the increase while increased sales volume accounted for $13.9 million.  Net earnings were $2.6 million, or $0.22 per diluted share, versus $1.6 million or $0.12 per diluted share in the quarter ended March 31, 2008.  Excluding a non-cash after-tax LIFO charge of $5.7 million and $2.7 million, net earnings per diluted share were $1.09 and $0.55 during the quarters ended March 31, 2009 and 2008, respectively.

“Seneca finished 2009 with a strong fourth quarter to cap off an excellent year for the company.   Our private label business led the way with over 24% dollar growth and 12% unit growth for the year as the value proposition of our product line became more attractive to shoppers, given the current economic environment.  The company changed from the FIFO (first-in, first-out) inventory accounting method to the LIFO (last-in, first-out) method in 2008 because LIFO better recognizes the inflationary impact on inventory costs and is a non-cash adjustment.  Our net earnings were impacted by an increase in the company’s pre-tax LIFO provision from $28.2 million to $58.3 million year over year.  For purposes of comparing 2009 to our historical results, pre-tax earnings on a pre-LIFO basis (a non-GAAP measure) were up 116% to a record $92.4 million”, said Kraig H. Kayser, President and CEO.

3736 South Main Street
Marion, New York 14505
315.926.8100
315.926.8300 FAX

www.senecafoods.com

Pre-tax results for 2009 include a restructuring charge of $0.9 million, primarily related to a Voluntary Workforce Reduction Program at our plant in Modesto, California. Pre-tax results for 2008 included a $0.5 million restructuring charge, consisting of a $0.4 million non-cash impairment loss on a Company-owned property in Wisconsin and a $0.1 million adjustment to a provision for future lease payments. Pre-tax results for 2009 also included other expense of $0.6 million related to a $0.8 million non-cash loss on the disposal of property and equipment and a $0.2 million gain on the sale of unused equipment.  Pre-tax results for 2008 included a $0.2 million gain on the sale of unused fixed assets.

Seneca Foods is the country’s largest processor of canned fruits and vegetables with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant® label.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the company did not use LIFO and enhance the understanding of the company’s operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	March 31, 2009		March 31, 2008
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$2.6	$0.22	$1.6	$0.12

LIFO charge, after tax at statutory federal rate	$5.7	$0.87	$2.7	0.43

Net earnings, excluding LIFO impact	$8.3	$1.09	$4.3	$0.55

Diluted weighted average common shares outstanding (in thousands)		7,647		7,658

	Year Ended
	March 31, 2009		March 31, 2008
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$18.8	$1.53	$8.0	$0.65

LIFO charge, after tax at statutory federal rate	$37.9	$3.09	$18.3	1.50

Net earnings, excluding LIFO impact	$56.7	$4.62	$26.3	$2.15

Diluted weighted average common shares outstanding (in thousands)		7,655		7,652

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
	Year Ended
EBITDA and FIFO EBITDA:	March 31, 2009	March 31, 2008
	(In thousands)
Net earnings	$18,765	$8,019
Income taxes	15,320	6,691
Interest expense, net of interest income	14,103	18,143
Depreciation and amortization	22,026	22,669
Interest amortization	(642)	(708)
EBITDA	69,572	54,814
LIFO charge	58,333	28,165
FIFO EBITDA	$127,905	$82,979

Forward-Looking Statements

Statements that are not historical facts, including statements about management's beliefs or expectations, are forward-looking statements as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995.  The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning that numerous important factors which involve risks and uncertainties in the future could affect the Company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.  These factors include, among others: general economic and business conditions; cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials; transportation costs; climate and weather affecting growing conditions and crop yields; leverage and ability to service and reduce the Company's debt; foreign currency exchange and interest rate fluctuations; effectiveness of marketing and trade promotion programs; changing consumer preferences; competition; product liability claims; the loss of significant customers or a substantial reduction in orders from these customers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; and other factors discussed in the Company's filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof.  The Company assumes no obligation to update forward-looking statements.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended March 31, 2009 and 2008
(In thousands of dollars, except share data)

	Quarter		Annual
	2009	2008	2009	2008

Net sales	$285,231	$235,642	$1,280,684	$1,080,724

Plant restructuring expense (note 3)	$(2)	$393	$899	$497

Other operating (income) expense, net (note 2)	$858	$68	$624	$(231)

Operating income (note 1)	$9,275	$8,010	$48,188	$32,853
Interest expense, net	3,045	3,769	14,103	18,143
Earnings before income taxes	$6,230	$4,241	$34,085	$14,710

Income taxes expense	3,589	2,629	15,320	6,691

Net earnings	$2,641	$1,612	$18,765	$8,019

Earnings applicable to common stock (note 4)	$1,645	$1,003	$11,704	$4,990

Basic earnings per share	$0.22	$0.13	$1.54	$0.66

Diluted earnings per share	$0.22	$0.12	$1.53	$0.65

Weighted average shares outstanding basic	7,579,677	7,591,172	7,587,395	7,584,505

Weighted average shares outstanding diluted	7,647,909	7,658,734	7,655,627	7,652,067

Note 1: The effect of the LIFO inventory valuation method on pre-tax results was to reduce operating earnings by $58,333,000 and $28,165,000, for the years ended March 31, 2009 and 2008, respectively.
Note 2: Other income for the current year period of $624,000 principally represents a net loss on the sale of unused fixed assets.
Other income in the prior year period of $231,000 principally represents a gain on the sale of unused fixed assets.
Note 3: Plant restructuring expense in the current year period of $899,000 is a charge primarily related to a Voluntary
Workforce Reduction Program at our plant in Modesto, California.
Plant restructuring expense of $497,000 for the prior year period represents a $445,000 non-cash impairment loss on a
Company-owned property in Wisconsin and a $52,000 adjustment to the provision for future lease payments.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,150,277 as of March 31, 2009.

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